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                     October 6, 2020

       Lawrence Angelilli
       Chief Financial Officer
       MoneyGram International Inc
       2828 N. Harwood St., 15th Floor
       Dallas, Texas 75201

                                                        Re: MoneyGram
International Inc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 1-31950

       Dear Mr. Angelilli:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services